Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Inogen, Inc.

Goleta, California

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Registration Statement, of our report dated March 31, 2014, relating to the statements of operations, redeemable convertible preferred stock, stockholders’ deficit and cashflows and financial statement schedule of Inogen, Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP

Los Angeles, California

October 14, 2014